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    [Letterhead of Peper, Martin, Jensen, Maichel and Hetlage]



                               January 8, 1997



Huntco Inc.
Suite 600 N.
14323 South Outer Forty
Town and Country, Missouri 63017

  RE:  Huntco Inc. 1993 Incentive Stock Plan
       (As Amended and Restated in 1996)


  We are counsel for Huntco Inc., a Missouri corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 150,000 shares of Class A Common Stock, $.01 per share par value, of the Company (the "Shares"), to be issued under the Huntco Inc. 1993 Incentive Stock Plan (As Amended and Restated in 1996) (the "Plan"). A Registration Statement on Form S-8 (the "Registration Statement") with respect to such Shares is being filed concurrently herewith with the Securities and Exchange Commission.

  As counsel, we have examined (a) the Plan, (b) copies of the following resolutions: (i) resolutions adopted by the Board of Directors of the Company at its regular meeting on December 5, 1996, (ii) resolutions adopted by the shareholders of the Company at the annual meeting of shareholders held on September 12, 1996, (iii) resolutions adopted by the Board of Directors of the Company by unanimous written consent dated as of July 31, 1996, (iv) resolutions adopted by the Board of Directors of the Company at its regular meeting on June 6, 1996, (v) resolutions adopted by the Board of Directors of the Company by unanimous written consent dated as of May 18, 1993, and (vi) resolutions adopted by the shareholders of the Company by unanimous written consent dated as of May 18, 1993, all of which resolutions have been certified by the Secretary of the Company,
(c) a Good Standing Certificate with respect to the Company issued by the Secretary of State of Missouri on January 7, 1997
(the "Public Document"), (d) the Restated Articles of Incorporation of the Company, and (e) the Bylaws of the Company, as amended to date. We have relied, as to factual matters which affect our opinion, on the Certificate of the Secretary of the Company


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Huntco Inc.
January 8, 1997
Page 2


dated January 8, 1997 and the Public Document. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

  Based upon the foregoing, we are of the opinion that:

  1. The Shares to be issued as described in the Plan are duly and validly authorized.

  2. When the Shares to be issued pursuant to the Plan are issued by the Company in accordance with the provisions of the Plan, such Shares will be duly and validly issued, fully paid and nonassessable.

  We hereby consent to the use of this opinion as Exhibit 5 of the above-mentioned Registration Statement.


                        /s/ PEPER, MARTIN, JENSEN, MAICHEL AND HETLAGE

                        PEPER, MARTIN, JENSEN, MAICHEL and HETLAGE


CAA/SHT